Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Third Quarter 2016 Results

SPOKANE, Wash – October 21, 2016 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $27.6 million, or $0.68 per diluted share, on revenues of $174.0 million for the quarter ended September 30, 2016. Net income was $21.8 million, or $0.53 per diluted share, on revenues of $174.5 million in the third quarter of 2015.

"All three of our business segments contributed to our solid third quarter results," said Mike Covey, chairman and chief executive officer. "Our Northern Resource log prices were very strong during the quarter, led by cedar sawlogs. Wood Products set a quarterly lumber production record and delivered its strongest earnings in two years. Real Estate continues to identify and close transactions that create value. We also refinanced $65.7 million of tax exempt bonds which reduced the interest rate from 6% to 2.75% and we did not repurchase any shares in the quarter. Our stock price increased 14% in the third quarter and is up 30% this year," stated Mr. Covey.

Financial Highlights (in millions, except per share data)

	Q3 2016	Q2 2016	Q3 2015
Revenues	$174.0	$141.5	$174.5
Net income (loss)	$27.6	$(31.3)	$21.8
Net income (loss) per diluted share	$0.68	$(0.77)	$0.53
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$28.7	$16.8	$38.5
Cash and short-term investments at end of period	$72.9	$65.4	$1.3

Business Performance: Q3 2016 vs. Q2 2016

Resource

Resource’s operating income was $33.3 million on revenues of $85.8 million in the third quarter, compared to operating income of $15.7 million on revenues of $54.8 million in the second quarter of 2016. Harvest volumes increased 39% in the third quarter due to seasonally more favorable operating conditions.  Northern sawlog prices were 13% higher in the third quarter. Prices realized for sawlogs in the South increased 14% primarily due to a seasonally higher mix of hardwood logs.

Wood Products

Wood Products earned $10.6 million on revenues of $97.6 million in the third quarter, compared to operating income of $4.7 million on revenues of $90.9 million in the second quarter of 2016. Average lumber prices were 5% higher and lumber shipments increased 3% in the third quarter compared to the second quarter.

Real Estate

Real Estate’s operating income was $5.9 million on revenues of $8.4 million in the third quarter, compared to operating income of $5.0 million on revenues of $10.0 million in the second quarter of 2016 excluding the central Idaho timberland sale. The sales mix was more heavily weighted to rural recreational real estate in the third quarter.  The effect of a 14% increase in the number of acres sold and lower land basis compared to the second quarter, was partially offset by a lower average sales price.

Other

The following notable items also occurred during the third quarter:

•

Potlatch refinanced $65.7 million of revenue bonds at a rate of 2.75%, which will reduce interest expense $2 million per year. The bonds previously carried a rate of 6.0%. The maturity date in 2024 remains unchanged.

•	No common shares were repurchased during the quarter. Potlatch repurchased 169,625 common shares at an average price of $35.08 per share during the second quarter.

Conference Call Information

A live conference call and webcast will be held today, October 21, 2016, at 7:30 a.m. Pacific Time (10:30 a.m. Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 83949575. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until October 28, 2016 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 83949575 to access the replay.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding future company performance; the direction of our business markets; business conditions in our Resource, Wood Products and Real Estate segments; harvest volumes in the North and South; stumpage sales; lumber pricing; lumber shipments; Wood Products EBITDDA; sawlog pricing in the North and South; pulpwood pricing; real estate sales; real estate pricing; land basis; performance of our Wood Products, Resource and Real Estate segments in 2016; share repurchase; capital expenditures; corporate expenses; interest expense; tax rate; earnings for the Fourth Quarter; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the U.S. housing market, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; availability of logging contractors; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; changes in share price; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation

Consolidated Statements of Income (Loss)

Unaudited (Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$174,027	$174,475	$443,418	$437,347
Costs and expenses:
Cost of goods sold	122,132	136,072	345,324	353,285
Selling, general and administrative expenses	12,901	10,689	39,734	35,010
Loss on sale of central Idaho timber and timberlands	—	—	48,522	—
	135,033	146,761	433,580	388,295
Operating income	38,994	27,714	9,838	49,052
Interest expense, net	(7,786)	(8,335)	(22,017)	(24,420)
Income (loss) before income taxes	31,208	19,379	(12,179)	24,632
Income tax (provision) benefit	(3,562)	2,419	8,744	3,533
Net income (loss)	$27,646	$21,798	$(3,435)	$28,165

Net income (loss) per share:
Basic	$0.68	$0.53	$(0.08)	$0.69
Diluted	$0.68	$0.53	$(0.08)	$0.69
Dividends per share	$0.375	$0.375	$1.125	$1.125
Weighted-average shares outstanding (in thousands):
Basic	40,740	40,846	40,807	40,831
Diluted	40,933	40,985	40,807	40,967

Potlatch Corporation

Condensed Consolidated Balance Sheets

Unaudited (Dollars in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$32,734	$7,886
Short-term investments	40,121	39
Receivables, net	37,175	13,420
Inventories	41,006	35,162
Other assets	9,940	14,246
Total current assets	160,976	70,753
Property, plant and equipment, net	73,259	75,285
Timber and timberlands, net	647,875	816,599
Deferred tax assets, net	42,393	46,600
Other assets	8,622	7,375
Total assets	$933,125	$1,016,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit borrowings	$—	$30,000
Current portion of long-term debt	5,053	5,007
Accounts payable and accrued liabilities	52,838	39,740
Current portion of pension and other postretirement employee benefits	5,973	5,973
Total current liabilities	63,864	80,720
Long-term debt	580,317	598,874
Pension and other postretirement employee benefits	118,679	119,369
Other long-term obligations	14,502	13,913
Total liabilities	777,362	812,876
Commitments and contingencies
Stockholders' equity:
Common stock, $1 par value	40,519	40,681
Additional paid-in capital	353,702	350,541
Accumulated deficit	(127,926)	(72,983)
Accumulated other comprehensive loss	(110,532)	(114,503)
Total stockholders’ equity	155,763	203,736
Total liabilities and stockholders' equity	$933,125	$1,016,612

Potlatch Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,435)	$28,165
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	25,723	28,154
Basis of real estate sold	6,686	3,389
Change in deferred taxes	1,375	(2,786)
Employee benefit plans	7,988	4,774
Equity-based compensation expense	3,290	3,589
Loss on sale of central Idaho timber and timberlands	48,522	—
Other, net	(1,141)	(675)
Change in working capital and operating-related activities, net	(13,318)	(9,462)
Funding of qualified pension plans	(1,300)	—
Net cash from operating activities	74,390	55,148
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	(40,082)	26,328
Property, plant and equipment	(4,262)	(16,240)
Timberlands reforestation and roads	(10,421)	(11,155)
Acquisition of timber and timberlands	(1,180)	(9,320)
Net proceeds from sale of central Idaho timber and timberlands	111,460	—
Other, net	525	644
Net cash from investing activities	56,040	(9,743)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(45,647)	(45,761)
Repayment of revolving line of credit borrowings	(30,000)	—
Repayment of long-term debt	(113,335)	—
Proceeds from issuance of long-term debt	93,235	—
Repurchase of common stock	(5,956)	—
Change in book overdrafts	(2,836)	(1,440)
Other, net	(1,043)	(1,542)
Net cash from financing activities	(105,582)	(48,743)
Change in cash	24,848	(3,338)
Cash at beginning of period	7,886	4,644
Cash at end of period	$32,734	$1,306

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2016	2015	2016	2015
Revenues:
Resource	$85,822	$102,322	$189,358	$200,388
Wood Products	97,620	82,868	271,782	256,292
Real Estate	8,426	7,828	23,946	21,684
	191,868	193,018	485,086	478,364
Intersegment Resource revenues	(17,841)	(18,543)	(41,668)	(41,017)
Total consolidated revenues	$174,027	$174,475	$443,418	$437,347

Income (loss) before income taxes:
Resource	$33,303	$36,389	$59,182	$60,164
Wood Products	10,657	(5,422)	16,308	(3,875)
Real Estate[1]	5,885	4,234	(35,469)	14,354
Eliminations and adjustments	(1,946)	(564)	(1,450)	2,950
	47,899	34,637	38,571	73,593
Corporate	(8,905)	(6,923)	(28,733)	(24,541)
Operating income	38,994	27,714	9,838	49,052
Interest expense, net	(7,786)	(8,335)	(22,017)	(24,420)
Income (loss) before income taxes	$31,208	$19,379	$(12,179)	$24,632

Depreciation, depletion and amortization:
Resource	$6,456	$10,262	$17,971	$21,313
Wood Products	1,837	1,693	5,538	4,930
Real Estate	—	14	3	44
	8,293	11,969	23,512	26,287
Corporate	187	219	608	754
Bond discounts and deferred loan fees	769	369	1,603	1,113
Total depreciation, depletion and amortization	$9,249	$12,557	$25,723	$28,154

Basis of real estate sold:
Real Estate	$1,364	$2,450	$7,118	$3,631
Eliminations and adjustments	(99)	(69)	(432)	(242)
Total basis of real estate sold	$1,265	$2,381	$6,686	$3,389

1 In the second quarter of 2016, we sold approximately 172,000 acres of timberlands located in central Idaho for $114 million at a loss of $48.5 million before taxes.